Exhibit 23(a)

Consent of Independent Auditors

The Board of Directors
Westamerica Bancorporation


We consent to incorporation by reference in registration statement (No. 33-60003) on Form S-8 of Westamerica Bancorporation and subsidiaries (the Company) of our report dated January 18, 1996, relating to the consolidated balance sheets of Westamerica and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1995, which report appears in the December 31, 1995, annual report on Form 10-K of Westamerica Bancorporation. On January 31, 1995 and July 17, 1995, the Company acquired PV Financial and North Bay Bancorp, respectively, on a pooling-of-interests basis. We did not audit the financial statements of PV Financial and North Bay Bancorp as of and for the years ended December 31, 1994 and 1993. Those statements, included in the 1994 and 1993 restated consolidated totals were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts include for PV Financial and North Bay Bancorp, is based solely on the reports of the other auditors.



/s/ KPMG Peat Marwick LLP
    ---------------------
    KPMG Peat Marwick LLP


    San Francisco, California
    March 29, 1996

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